Exhibit 99.1
Talen Energy Reports Second Quarter 2025 Results, Reaffirms 2025 Guidance
Earnings Release Highlights
▪Second quarter GAAP Net Income Attributable to Stockholders of $72 million.
▪Second quarter Adjusted EBITDA of $90 million and Adjusted Free Cash Flow use of $(78) million.
▪Reaffirming 2025 guidance.
▪Expanded existing relationship with Amazon to provide additional energy to Amazon Web Services (“AWS”); provides flexibility to support power delivery to other Pennsylvania sites.
▪Signed definitive agreements to acquire Caithness Energy’s Freedom Energy Center (“Freedom”) in Pennsylvania and Guernsey Power Station (“Guernsey”) in Ohio, both baseload combined-cycle gas-fired plants located within the PJM power market.
▪Cleared 6,702 megawatts (“MWs”) in the 2026/2027 PJM Base Residual Auction (“BRA”) at $329.17 per megawatt-day (“MWd”) for the MAAC, PPL, and PSEG locational deliverability areas.
HOUSTON, August 7, 2025 – Talen Energy Corporation (“Talen,” the “Company,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, today reported its second quarter 2025 financial and operating results.
“The Talen team continued to execute in the second quarter. We expanded our relationship with Amazon to 1.9 gigawatts (“GWs”) and announced the strategic acquisition of Freedom and Guernsey. This further enables Talen’s ability to offer reliable, grid-supported and regionally diverse capacity to hyperscale data centers and other large commercial off-takers. The Freedom and Guernsey acquisitions expand Talen’s fleet and are expected to unlock material value on day one,” said Talen President and Chief Executive Officer Mac McFarland.
McFarland continued, “Today we are reporting Talen’s second quarter results, earning $90 million of Adjusted EBITDA and $(78) million of Adjusted Free Cash Flow, which reflects the extended Susquehanna outage. In June, we began earning RMR revenues under our commitment to support grid reliability in Maryland and higher capacity revenues with the start of the PJM 2025/2026 Capacity Year. We are reaffirming 2025 guidance. Please join us at our Investor Update on September 9 where we will discuss our 2026 guidance and 2027/2028 outlook.”
Summary of Financial and Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of Dollars Unless Otherwise Stated)	2025	2024	2025	2024
GAAP Net Income (Loss) Attributable to Stockholders	$72	$454	$(63)	$748
Adjusted EBITDA	90	87	290	376
Adjusted Free Cash Flow	(78)	(29)	9	165
Total Generation (TWh) (a)	7.3	8.2	17.0	16.3
Carbon-Free Generation	41%	49%	44%	53%
OSHA TRIR (b)	0.7	0.2	0.6	0.3
Fleet EFOF (c)	2.3%	2.2%	1.8%	2.0%
__________________
(a)Total generation is, where applicable, net of station use consumption and inclusive of volumes produced by Susquehanna generation and from ERCOT assets.
(b)OSHA Total Recordable Incident Rate (“OSHA TRIR”) is the number of recordable incidents x 200,000 / total number of manhours worked. Only includes Talen-operated generation facilities (i.e., excludes Conemaugh and Keystone).
(c)Fleet Equivalent Forced Outage Factor (“Fleet EFOF”) is the percentage of a given period in which a generating unit is not available due to forced outages and forced de-rates. Represents all generation facilities, including our portion of partially-owned facilities.

For the quarter ended June 30, 2025, we reported GAAP Net Income Attributable to Stockholders of $72 million, Adjusted EBITDA of $90 million and Adjusted Free Cash Flow use of $(78) million. Compared with the quarter ended June 30, 2024:
▪GAAP Net Income (Loss) Attributable to Stockholders decreased $(382) million primarily due to the absence of the gain and the associated tax expense from the sale of the ERCOT portfolio. Additionally, the current quarter included an increase in capacity revenues, partially offset by higher operation and maintenance expenses due to the extended Susquehanna refueling outage.
▪Adjusted EBITDA increased $3 million primarily due to an increase in capacity revenues, partially offset by higher operation and maintenance expenses due to the extended Susquehanna refueling outage.
▪Adjusted Free Cash Flow decreased $(49) million primarily due to higher cash income tax payments and capital expenditures associated with the extended Susquehanna refueling outage.
See “Non-GAAP Financial Measures” for details and reconciliations of GAAP to non-GAAP financial measures.
Our generation fleet continued to run reliably and safely, with a Fleet EFOF of 2.3% and an OSHA TRIR of 0.7. Total generation was 7.3 terawatt-hours (“TWh”), with 41% contributed from carbon-free nuclear generation at our Susquehanna nuclear facility.
Reaffirming 2025 Guidance

(Millions of Dollars)	2025E
Adjusted EBITDA	$975 - $1,125
Adjusted Free Cash Flow	$450 - $540
Data Center Power Purchase Agreement
Under the terms of a new power purchase agreement (“PPA”) with AWS entered into in June 2025, Talen will supply electricity to AWS for operations that support AI and other cloud technologies at AWS’ data center campus adjacent to Susquehanna, with the ability to deliver to other sites throughout Pennsylvania. Talen and AWS will also explore building new small modular reactors within Talen’s Pennsylvania footprint and pursue expanding the nuclear plant’s energy output through uprates, with the intent to add net-new energy to the PJM grid.
Under the expanded PPA, at the full contract quantity, Talen expects to provide AWS with up to 1,920 MWs of “front-of-the-meter” power through 2042, with options to further extend its duration. The power delivery schedule will ramp over time, expected to achieve the full volume no later than 2032, with the potential to meaningfully accelerate and to allow AWS to elect alternative delivery points. This long-term transaction will significantly decrease Talen’s market risk and minimize its reliance on the Federal nuclear production tax credit.
Freedom and Guernsey Acquisitions
On July 17, 2025, Talen entered into definitive agreements to acquire Freedom and Guernsey, both highly efficient combined-cycle gas-fired plants located within the PJM power market.
The net acquisition price is $3.5 billion after adjusting for estimated tax benefits, or approximately $3.8 billion gross. The net purchase price reflects an attractive acquisition multiple of 6.7x 2026 EV/EBITDA for two of the most efficient natural gas plants in PJM, at a material discount to current new-build CCGT costs. The transaction is expected to be immediately accretive to free cash flow per share by over 40% in 2026, and over 50% from 2027 through 2029.
Talen expects to issue approximately $3.8 billion in new debt to fund the acquisitions and refinance target debt, using both secured and unsecured instruments.
The Freedom and Guernsey acquisitions are both expected to close in the fourth quarter 2025. Each acquisition is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulatory approvals from the Federal Energy Regulatory Commission and other regulatory agencies. These regulatory filings have all been made and are now pending at the agencies.

2026/2027 PJM Capacity Base Residual Auction
The 2026/2027 PJM BRA was held in July. Talen cleared 6,702 MWs at a price of $329.17/MWd, equating to approximately $805 million in capacity revenues for the 2026/2027 PJM Capacity Year (excluding the potential impacts from the Freedom and Guernsey transactions). The 2027/2028 PJM BRA is scheduled for December 2025.
Index Inclusion
During the second quarter 2025, Talen was added to various Russell indices. Since September 2024, Talen has been added to the S&P Total Market Index, S&P Completion Index, CRSP Total Market Index, CRSP Small Cap Index and MSCI USA Small Cap Index. Talen may qualify for additional value, growth, and / or sector-related indices, leading to further demand for our stock.
Balance Sheet and Liquidity
We are committed to net leverage targets below 3.5x net debt-to-Adjusted EBITDA following the post-acquisition deleveraging period and intend to be below 3.5x net leverage by year-end 2026. As of August 4, 2025, we had ample total available liquidity of approximately $861 million, comprised of $161 million of unrestricted cash and $700 million of available capacity under the revolving credit facility. Our projected net leverage ratio, utilizing the 2025E Adjusted EBITDA midpoint and net debt balance as of August 4, 2025, is approximately 2.7x.
Update on Hedging Activities
As of June 30, 2025, including the impact of the Nuclear PTC, we had hedged approximately 100% of our expected generation volumes for 2025, 66% for 2026 and 33% for 2027. The Company’s hedging program is a key component of our comprehensive risk policy and supports the objective of increasing cash flow stability while maintaining upside optionality.
Earnings Call
The Company will hold an earnings call on Thursday, August 7, 2025, at 8:00 a.m. ET (7:00 a.m. CT). To participate in the call, please register for the webcast via the page linked here. Participants can join by phone by calling 1-646-968-2525 (New York) or 1-888-596-4144 (U.S. & Canada) prior to the start of the call to receive access via the passcode 9029305. For those unable to participate in the live event, a digital replay will be archived for approximately one year and available on the Events page of Talen’s Investor Relations website linked here.
About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 10.5 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic and Montana. Our team is committed to generating power safely and reliably delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable, clean power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Sergio Castro
Vice President & Treasurer
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com

Forward Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, statements regarding the proposed Freedom and Guernsey acquisitions, the expected closing of the proposed transactions and the timing thereof, the financing of the proposed transactions, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of Dollars, except share data)	2025	2024	2025	2024
Capacity revenues	$88	$46	$137	$91
Energy and other revenues	366	367	948	939
Unrealized gain (loss) on derivative instruments	176	76	(65)	(32)
Operating Revenues	630	489	1,020	998

Fuel and energy purchases	(150)	(163)	(418)	(313)
Nuclear fuel amortization	(18)	(28)	(44)	(63)
Unrealized gain (loss) on derivative instruments	(84)	15	(25)	(12)
Energy Expenses	(252)	(176)	(487)	(388)

Operating Expenses
Operation, maintenance and development	(192)	(164)	(338)	(318)
General and administrative	(41)	(40)	(75)	(83)
Depreciation, amortization and accretion	(70)	(75)	(144)	(150)
Other operating income (expense), net	(9)	(7)	(16)	(7)
Operating Income (Loss)	66	27	(40)	52
Nuclear decommissioning trust funds gain (loss), net	80	27	68	102
Interest expense and other finance charges	(62)	(62)	(136)	(121)
Gain (loss) on sale of assets, net	9	561	11	885
Other non-operating income (expense), net	4	17	7	40
Income (Loss) Before Income Taxes	97	570	(90)	958
Income tax benefit (expense)	(25)	(112)	27	(181)
Net Income (Loss)	72	458	(63)	777
Less: Net income (loss) attributable to noncontrolling interest	—	4	—	29
Net Income (Loss) Attributable to Stockholders	$72	$454	$(63)	$748
Per Common Share
Net Income (Loss) Attributable to Stockholders - Basic	$1.58	$7.90	$(1.38)	$12.87
Net Income (Loss) Attributable to Stockholders - Diluted	$1.50	$7.60	$(1.38)	$12.41
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	45,554	57,434	45,699	58,119
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	47,905	59,775	45,699	60,269

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Millions of Dollars, except share data)	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$122	$328
Restricted cash and cash equivalents	13	37
Accounts receivable	226	123
Inventory, net	224	302
Derivative instruments	80	66
Other current assets	165	184
Total current assets	830	1,040
Property, plant and equipment, net	3,089	3,154
Nuclear decommissioning trust funds	1,790	1,724
Derivative instruments	—	5
Other noncurrent assets	118	183
Total Assets	$5,827	$6,106

Liabilities and Equity
Revolving credit facilities	$70	$—
Long-term debt, due within one year	17	17
Accrued interest	30	18
Accounts payable and other accrued liabilities	226	266
Derivative instruments	32	—
Other current liabilities	77	154
Total current liabilities	452	455
Long-term debt	2,972	2,987
Derivative instruments	62	7
Postretirement benefit obligations	282	305
Asset retirement obligations and accrued environmental costs	478	468
Deferred income taxes	297	362
Other noncurrent liabilities	38	135
Total Liabilities	$4,581	$4,719
Commitments and Contingencies

Stockholders' Equity
Common stock ($0.001 par value, 350,000,000 shares authorized) (a)	$—	$—
Additional paid-in capital	1,711	1,725
Accumulated retained earnings (deficit)	(456)	(326)
Accumulated other comprehensive income (loss)	(9)	(12)
Total Stockholders' Equity	1,246	1,387
Total Liabilities and Stockholders' Equity	$5,827	$6,106
__________________
(a)45,659,227 and 45,961,910 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(Millions of Dollars)	2025	2024
Operating Activities
Net Income (Loss)	$(63)	$777
Non-cash reconciliation adjustments:
Depreciation, amortization and accretion	141	144
Unrealized (gains) losses on derivative instruments	103	36
Deferred income taxes	(66)	94
Nuclear fuel amortization	44	63
Nuclear decommissioning trust funds (gain) loss, net (excluding interest and fees)	(44)	(80)
(Gain) loss on AWS Data Campus Sale and ERCOT Sale	—	(886)
Other	34	(58)
Changes in assets and liabilities:
Accounts receivable	(103)	(14)
Inventory, net	78	90
Other assets	15	34
Accounts payable and accrued liabilities	(57)	(114)
Accrued interest	12	(1)
Collateral received (posted), net	(58)	35
Other liabilities	(101)	30
Net cash provided by (used in) operating activities	(65)	150
Investing Activities
Nuclear decommissioning trust funds investment purchases	(1,201)	(1,110)
Nuclear decommissioning trust funds investment sale proceeds	1,186	1,095
Nuclear fuel expenditures	(50)	(44)
Property, plant and equipment expenditures	(51)	(45)
Proceeds from AWS Data Campus Sale and ERCOT Sale	—	1,089
Other	2	(6)
Net cash provided by (used in) investing activities	(114)	979
Financing Activities
Share repurchases	(103)	(654)
Revolving credit facility borrowings	75	—
Revolving credit facility repayments	(5)	—
Debt repayments	(9)	—
Deferred financing costs	(9)	—
Cumulus Digital TLF repayment	—	(182)
Repurchase of noncontrolling interest	—	(39)
Cash settlement of restricted stock units	—	(28)
Other	—	(12)
Net cash provided by (used in) financing activities	(51)	(915)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(230)	214
Beginning of period cash and cash equivalents and restricted cash and cash equivalents	365	901
End of period cash and cash equivalents and restricted cash and cash equivalents	$135	$1,115

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Free Cash Flow, which we use as measures of our performance and liquidity, are not financial measures prepared under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined and calculated differently by, and not be comparable to, similarly titled measures used by other companies. Non-GAAP measures are not intended to replace the most comparable GAAP measures as indicators of performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Management cautions readers not to place undue reliance on the following non-GAAP financial measures, but to also consider them along with their most directly comparable GAAP financial measures. Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.
Adjusted EBITDA
We use Adjusted EBITDA to: (i) assist in comparing operating performance and readily view operating trends on a consistent basis from period to period without certain items that may distort financial results; (ii) plan and forecast overall expectations and evaluate actual results against such expectations; (iii) communicate with our Board of Directors, shareholders, creditors, analysts, and the broader financial community concerning our financial performance; (iv) set performance metrics for our annual short-term incentive compensation; and (v) assess compliance with our indebtedness.
Adjusted EBITDA is computed as net income (loss) adjusted, among other things, for certain: (i) nonrecurring charges; (ii) non-recurring gains; (iii) non-cash and other items; (iv) unusual market events; (v) any depreciation, amortization, or accretion; (vi) mark-to-market gains or losses; (vii) gains and losses on the nuclear facility decommissioning trust (“NDT”); (viii) gains and losses on asset sales, dispositions, and asset retirement; (ix) impairments, obsolescence, and net realizable value charges; (x) interest expense; (xi) income taxes; (xii) legal settlements, liquidated damages, and contractual terminations; (xiii) development expenses; (xiv) noncontrolling interests, except where otherwise noted; and (xv) other adjustments. Such adjustments are computed consistently with the provisions of our indebtedness to the extent that they can be derived from the financial records of the business. Pursuant to TES’s debt agreements, Cumulus Digital contributes to Adjusted EBITDA beginning in the first quarter 2024, following termination of the Cumulus Digital credit facility and associated cash flow sweep.
Additionally, we believe investors commonly adjust net income (loss) information to eliminate the effect of nonrecurring restructuring expenses and other non-cash charges, which can vary widely from company to company and from period to period and impair comparability. We believe Adjusted EBITDA is useful to investors and other users of our financial statements to evaluate our operating performance because it provides an additional tool to compare business performance across companies and between periods. Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items described above. These adjustments can vary substantially from company to company and period to period depending upon accounting policies, book value of assets, capital structure, and the method by which assets were acquired.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is utilized by our chief operating decision makers to evaluate cash flow activities. Adjusted Free Cash Flow is computed as Adjusted EBITDA reduced by capital expenditures (including nuclear fuel but excluding development, growth, and (or) conversion capital expenditures), cash payments for interest and finance charges, cash payments for income taxes (excluding income taxes paid from the NDT, taxes paid or deductions taken as a result of strategic asset sales, and benefits of the Nuclear PTC utilized to reduce income taxes paid), and pension contributions.
We believe Adjusted Free Cash Flow is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to determine a company’s ability to meet future obligations and to compare business performance across companies and across periods. Adjusted Free Cash Flow is widely used by investors to measure a company’s levered cash flow without regard to items such as ARO settlements; nonrecurring development, growth and conversion expenditures; and cash proceeds or payments for the sale or purchase of assets, which can vary substantially from company to company and from period to period depending upon accounting methods, book value of assets, capital structure, and the method by which assets were acquired.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation
The following table presents a reconciliation of the GAAP financial measure of “Net Income (Loss)” presented on the Consolidated Statements of Operations to the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of Dollars)	2025	2024	2025	2024
Net Income (Loss)	$72	$458	$(63)	$777
Adjustments
Interest expense and other finance charges	62	62	136	121
Income tax (benefit) expense	25	112	(27)	181
Depreciation, amortization and accretion	70	75	144	150
Nuclear fuel amortization	18	28	44	63
Unrealized (gain) loss on commodity derivative contracts	(92)	(91)	90	44
Nuclear decommissioning trust funds (gain) loss, net	(80)	(27)	(68)	(102)
Stock-based and other long-term incentive compensation expense	18	14	31	32
(Gain) loss on asset sales, net (a)	(9)	(561)	(11)	(885)
Operational and other restructuring activities	—	19	9	21
Noncontrolling interest	—	(7)	—	(18)
Other	6	5	5	(8)
Total Adjusted EBITDA	$90	$87	$290	$376

Capital expenditures, net	(35)	(21)	(99)	(80)
Interest and finance charge payments	(84)	(91)	(107)	(125)
Income taxes	(42)	(2)	(51)	(2)
Pension contributions	(7)	(2)	(24)	(4)
Total Adjusted Free Cash Flow	$(78)	$(29)	$9	$165
_______________
(a)See Note 17 to the Q2 2025 Financial Statements for additional information.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation: 2025 Guidance

	2025E
(Millions of Dollars)	Low	High
Net Income (Loss)	$205	$325

Adjustments
Interest expense and other finance charges	235	245
Income tax (benefit) expense	60	80
Depreciation, amortization and accretion	295	295
Nuclear fuel amortization	105	105
Unrealized (gain) loss on commodity derivative contracts	75	75
Adjusted EBITDA	$975	$1,125

Capital expenditures, net	$(195)	$(205)
Interest and finance charge payments	(220)	(230)
Income taxes	(40)	(60)
Pension contributions	(70)	(90)
Adjusted Free Cash Flow	$450	$540
_______________
Note: Figures are rounded to the nearest $5 million.